Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, April 30, 2019

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FIRST QUARTER 2019 RESULTS

Quarter Highlights:

•	Consolidated revenues increased 5.9% over Q1 2018

•	Lift Truck revenues increased 6.0% over Q1 2018

•
Hyster-Yale Maximal contributed $16.4 million to Lift Truck revenues from shipments of 1,300 units, $1.6 million to gross profit and generated an operating loss of $2.0 million, including $1.0 million of amortization expense, in Q1 2019

•
Lift Truck operating profit decrease from Q1 2018 includes impact of investments to support strategic growth initiatives; impact of continuing, but abating, supply chain constraints; and phase in of the recovery of material cost inflation and tariffs

•	Bolzoni operating profit decrease from Q1 2018 includes a $1.4 million restructuring charge

•	Nuvera Q1 2019 operating loss was $8.4 million down from $10.0 million in Q1 2018

Cleveland, Ohio, April 30, 2019 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $834.8 million and consolidated net income of $3.4 million, or $0.20 per diluted share, for the first quarter of 2019 compared with consolidated revenues of $788.5 million and consolidated net income of $14.9 million, or $0.90 per diluted share, for the first quarter of 2018. Consolidated operating profit decreased to $3.4 million in 2019 from $19.2 million in 2018.
At March 31, 2019, the Company had cash on hand of $55.7 million and debt was $309.4 million compared with cash on hand of $83.7 million and debt of $301.5 million as of December 31, 2018.

Segment Financial Results
Summary segment results for the Company's three business segments were as follows for the first quarter of 2019 and 2018:

(in millions)	*Hyster-Yale Group		Bolzoni		Nuvera
	Q1 2019	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Q1 2018
Revenues	$788.0	$743.3	$91.8	$89.5	$4.5	$0.6
Operating Profit (Loss)	$10.8	$26.6	$1.2	$2.7	$(8.4)	$(10.0)
Net Income (Loss)	$9.6	$20.7	$0.3	$1.9	$(6.1)	$(7.3)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.
In late 2018, the Company announced that Bolzoni's North America attachment manufacturing would be moved into Hyster-Yale Group's Sulligent, Alabama, manufacturing facility as part of a plan to expand Bolzoni's capabilities in the United States. Effective January 1, 2019, the Sulligent facility became a Bolzoni facility. As a result of this reorganization, the 2019 financial information and comparative 2018 financial information in this news release have been reclassified to reflect the Sulligent facility financial results within the Bolzoni segment.

Hyster-Yale Group Results
Hyster-Yale Group unit shipments, bookings and backlog for the 2019 and 2018 first quarters and the 2018 fourth quarter were as follows:

($ in millions)	First Quarter Ended March 31, 2019	Fourth Quarter Ended December 31, 2018	First Quarter Ended March 31, 2018
Unit Shipments	25,700	27,700	24,800
Unit Bookings	22,000	29,200	27,100
Unit Bookings $ value	$530	$690	$620
Unit Backlog	40,200	43,900	36,100
Unit Backlog $ value	$1,130	$1,190	$930
While unit backlog in the 2019 first quarter decreased from the 2018 fourth quarter, the average sales price per unit in backlog increased over both the prior year first quarter and the 2018 fourth quarter as a result of product mix. Shipments of lower-priced units increased during the 2019 first quarter, while shipments of higher-priced units, including Big Trucks, were lower primarily because of ongoing, although abating, supplier parts shortages.

Americas Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased to $534.5 million in the first quarter of 2019 from $495.9 million in the first quarter of 2018. This increase was primarily the result of price increases implemented to offset higher material costs and tariffs and an increase in parts sales. These improvements were partially offset by modestly lower unit volumes. Unit shipments decreased by approximately 400 units from the prior year first quarter primarily driven by fewer shipments of lower-priced Class 3 warehouse and Class 1 counterbalanced electric trucks in the North America market, partly offset by an increase in shipments in Brazil as that market and the Company's share of that market continue to improve. In North America, shipments decreased primarily as a result of a continued shortage of component parts. However, the component parts shortage began to dissipate in the first quarter.  First-quarter 2019 backlog in the Americas decreased 2,900 units from the 2018 fourth quarter as the rate of bookings in North America decreased in the first quarter due to a softer market.
Although revenues increased, operating profit in the Americas, which includes corporate headquarters results, decreased to $15.3 million in the first quarter of 2019 from $27.9 million in the prior year first quarter. Operating profit decreased due both to an increase in operating expenses and to a decrease in gross profit. Operating expenses increased mainly as a result of additional investments in the expansion of Hyster-Yale Group's industry-focused sales and marketing teams, higher employee-related costs and increased product development costs to support a planned major upgrade to a number of the Company's core product platforms. The decrease in gross profit was primarily due to a shift in mix to lower-margin products and higher manufacturing costs resulting from inefficiencies associated with supplier component delivery disruptions, as well as unfavorable currency movements of $3.7 million. Price increases, net of material cost and freight inflation including import tariffs, and higher parts volume and margins partly offset the decrease in gross profit.

EMEA Results
Revenues for the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, decreased to $190.1 million in the first quarter of 2019 from $197.9 million in the first quarter of 2018 mainly as a result of unfavorable currency movements of $12.1 million from the translation of sales into U.S. dollars. Despite a modest increase in unit volumes, a decrease in unit revenues compared with the prior year also contributed to the decline because an increase in revenues on lower-priced Class 2 and Class 3 units did not offset the impact of lower sales volumes of higher-priced Class 1 and Class 5 trucks, including Big Trucks, caused by supplier constraints and parts shortages. Improved pricing partially offset the revenue decrease.
EMEA operating results decreased in the first quarter of 2019 to break-even from $0.9 million in the first quarter of 2018 primarily as a result of higher material costs that were not fully offset by price increases.

JAPIC Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, as well as results from Hyster-Yale Maximal since it was acquired in June 2018, increased to $63.4 million in the first quarter of 2019 from $49.5 million in the first quarter of 2018. Hyster-Yale Maximal shipped approximately 1,300 units and contributed $16.4 million in revenues. Unfavorable currency movements of $2.4 million partially offset the increase in revenues.
JAPIC generated an operating loss of $4.5 million in the first quarter of 2019 compared with an operating loss of $2.2 million in the first quarter of 2018. Included in the 2019 results was an operating loss at Hyster-Yale Maximal of $2.0 million, which included $1.0 of amortization expense for the write-up of acquired assets to fair market value, and added expense associated with integrating and upgrading Hyster-Yale Maximal's capabilities.

Bolzoni Results
During the first quarter of 2019, Bolzoni's revenue increased to $91.8 million from $89.5 million in 2018 primarily due to higher volumes, partly offset by unfavorable currency movements of $3.3 million. Bolzoni's operating profit decreased to $1.2 million in the first quarter of 2019 from $2.7 million in the 2018 first quarter. The decrease was primarily due to $1.4 million of costs for severance and plant rearrangement and moving expenses related to the transfer of Bolzoni's North America attachment manufacturing from Homewood, Illinois to Sulligent, Alabama, which commenced in the 2019 first quarter.

Nuvera Results
Nuvera revenues increased to $4.5 million in the first quarter of 2019 from $0.6 million in 2018. Revenues increased as a result of development funding received associated with Nuvera's third-party development agreements and increased recognized sales of fuel cell battery box replacements ("BBRs"). For periods prior to the fourth quarter of 2018, Nuvera deferred revenue on its BBRs because of an inability to estimate future costs, including warranty. The Company established a warranty reserve and began recognizing revenue in the fourth quarter of 2018.
Nuvera's 2019 first-quarter operating loss decreased compared with the prior year quarter mainly as a result of the product development funding received from third-parties.

Investor Perspective
Hyster-Yale is currently undertaking the largest set of transformational programs in the Company’s history. These programs are expected to have a very significant impact on Hyster-Yale’s competitiveness, market position and economic performance over the next three to five years.
For some time, the Company has been focused on six strategic initiatives:

1.	Provide the lowest cost of ownership, while enhancing productivity for customers.

2.	Be the leader in the delivery of industry- and customer-focused solutions.

3.	Be the leader in independent distribution.

4.	Grow in emerging markets.

5.	Be the leader in the attachments business.

6.	Be a leader in fuel cells and their applications.
The projects required to execute fully on these initiatives have been, in general, initiated over the last several years and many are now moving toward completion. Further, many of the projects supporting these strategic initiatives are inter-related and succeeding in one will foster success in others. In total, these projects have required, and continue to require, significant up-front expense and capital expenditure investment. The projects cover a very broad range of Hyster-Yale activities, including product development, supply chain, IT, manufacturing, sales and marketing for each of the Company’s three major businesses; Hyster-Yale Group, Bolzoni and Nuvera.
Over the course of the past two years, these investments, both expense and capital, increased significantly. Further increased investments are expected to continue to be made in the remainder of 2019 and then generally remain at the 2019 levels for the next several years. The return from these investments has started to be realized and is expected to increase over the course of Hyster-Yale's five-year planning period. In this context, Hyster-Yale Group income is expected to improve in 2019 over 2018, but results in the first half of the year are expected to be lower than the first half of 2018, and then improve in the second half. Beginning in 2020, further improved results are expected with significant increases through 2023. Hyster-Yale Group's objective is to meet its target of 7% operating profit in this period assuming reasonable market conditions continue. Likewise, Bolzoni’s results are expected to improve in 2019 and in the following years with a target of 7% operating profit. Nuvera’s results are expected to improve moderately over the course of 2019 with a break-even target for the 2020 full year. Further, significantly improved earnings are expected at Nuvera in the 2021 to 2023 time period. At each of these three businesses, the investments being undertaken are expected to lead to increased operating profit through higher volume, decreased product costs and improved pricing, partially offset by a higher level of operating expense. Overall, 2019 consolidated operating profit is expected to increase significantly over 2018, with the improvement coming in the second half of the year.
At Hyster-Yale Group, product programs are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers. At the core of these programs is a new set of modular and scalable product families covering both internal combustion engine and electric trucks, which will provide customers with enhanced flexibility for meeting their application needs combined with the benefit of lowest total cost of ownership. Implementation of these programs is expected to begin in 2020 with the introduction of a new range of counterbalanced trucks, with this range being expanded comprehensively through 2025 to include larger counterbalanced capacities, Big Trucks and warehouse trucks. A further major initiative in product offerings will come from the introduction of trucks manufactured by Hyster-Yale Maximal, Hyster-Yale Group’s majority-owned joint venture in China. A line of trucks from Hyster-Yale Maximal has been engineered to provide high quality and reliable utility trucks for global markets and standard trucks for the Chinese market. In addition, Hyster-Yale Group’s partner in India is expected to expand local production of larger trucks. Further, in the first quarter of 2019, a new end rider and a new automated Reach Truck were launched in the North America market, and new lower-cost Class 3 walkie and stacker global products are expected to be introduced later in the year. Rough terrain and electrified Big Truck products are being added to the product line-up. To further enhance productivity for customers, Hyster-Yale Group is developing additional automation solutions for warehouse trucks, initially in combination with industry partners. Some of these products are already in the market today, but new solutions and customers are expected to be developed progressively over the next several years. Hyster-Yale Group continues to expand sales of telemetry products and new generations of lift trucks will offer a fully integrated telematics solution. Finally, Hyster-Yale Group anticipates introducing new fuel cell BBRs for Class 1, 2 and 3 forklift trucks over the next two years that are expected to move the fuel cell BBR business to break-even in 2020.
The introduction of these new products will lead to significant changes in supply chain sourcing and in the Company’s various manufacturing facilities around the world. Consolidated component volume sourced globally from reliable partners is expected to reduce costs and improve quality as these new products are brought to market over the next two to three years. Hyster-Yale Group’s largest manufacturing facilities in Berea, Craigavon and Greenville are undergoing significant change and are expected to have reduced costs and improved productivity while most other plants will see more modest changes. China production activities are expected to be consolidated at the Hyster-Yale Maximal facility by the end of 2019.
Hyster-Yale Group currently has over 300 different forklift models in its range, which are supported by its capability to customize these trucks to meet specific customer needs. The modular nature of the new products being introduced will enhance Hyster-Yale Group's ability to meet exact customer needs at lowest cost, both at the industry level and at the individual customer level. To ensure the full benefit from these programs, Hyster-Yale Group continues to make substantial expense investments in its sales and marketing organizations to realign teams around industry groupings. Within marketing, industry-focused resources have been added to develop industry strategies. The higher-priority industry strategies have been completed for North America and Europe. All of the strategies are expected to be completed for all countries, or groups of countries, around the world by the end of 2019 but will mature and be enhanced over future years. To support execution of these industry strategies, Hyster-Yale Group has invested in additional industry-focused sales capabilities to support its dealers. This industry-focused structure has been in place and highly successful in the National Account direct sales program and is now being deployed with the new dealer support teams. These investments are largely in place in North America, and to a lesser degree in EMEA. Additional sales capabilities are expected to be added in other areas around the world over the next two years. In total, the Company believes that these projects will put it in a position to be a leader in the delivery of industry- and customer-focused solutions worldwide.
While the new sales teams will support dealers’ sales efforts, the Company will also continue to upgrade its global dealer capabilities. A core objective is to have dealers that are fully capable of maximizing the potential of the Hyster® and Yale® brands in their territories. These dealers will be supported by Hyster-Yale Group's commitment to helping dealers strengthen the excellence of their activities in all areas of their business including leadership, sales, parts, service, rental, leasing and remarketing. To help these programs have maximum impact, the Company will be investing over the next few years in enhanced digital customer experience systems. Taken together, these initiatives amount to a new, uniquely competitive way of serving the markets around the world.
Bolzoni is also pursuing very aggressive projects to expand its global market position. These projects include strengthening Bolzoni’s ability to serve the Americas market by taking responsibility for Hyster-Yale Group’s Sulligent plant, where it will manufacture attachments and also continue the plant’s support of Hyster-Yale Group through the sale of cylinders and various other components. In the first quarter of 2019, Bolzoni began to phase out production at its current Homewood, Illinois facility and expects to complete the shift of manufacturing in the first half of 2019, but intends to maintain a distribution center and certain other operations in that area. At March 31, 2019, Bolzoni recorded a restructuring charge associated with these plans. Payments related to this restructuring plan are expected to be made through 2019. In addition to the restructuring charge recorded in the first quarter, Bolzoni anticipates it will incur subsequent charges during the remainder of 2019, which were not eligible for accrual at March 31, 2019, of approximately $1.5 million to $3.0 million for additional costs related to the restructuring.
There is a large opportunity for growth in the Americas market for attachments. To help capture this, Bolzoni plans to introduce a broader range of locally produced attachments available with shorter lead times to serve its customer base. Bolzoni also has plans to increase its sales, marketing and product support capabilities in North America, and is planning to establish a small assembly function in Brazil to serve the Latin America market. In addition, it has developed a standard product line sourced from one of its factories in China, which will continue to be expanded. Bolzoni’s current outstanding premium line of products coupled with these standard products and an industry-focused strategy are expected to give Bolzoni the ability to increase its sales significantly in the Americas, JAPIC and EMEA regions. Bolzoni’s full-year results have been improving on a progressive basis since its acquisition three years ago. These new programs are expected to increase the Company’s market position and profitability, especially over the next three to four years.
Nuvera is approaching the point where it will move from being a venture business focused on commercializing leading technology to a mature, product-based company serving not only the forklift truck market, but also heavy-duty applications such as buses, trucks and applications in the automotive sector with an expanding line of developed products. Nuvera expects its core technology to move to a new generation of fuel cell stack design over the next year with broad application in each of these markets. Nuvera is focused on continuously improving the quality of its fuel cell engines, and the cost of fuel cell engines has been improving. As a result, these performance and cost factors are expected to reach target objectives over the next two years. With the transfer of the responsibility for development of non-fuel-cell engine components and the overall assembly of BBRs to Hyster-Yale Group during 2019, Nuvera will be focused entirely on fuel cell stacks and engines by the end of the year. To enhance its cost base, Nuvera continues to work on standardizing its products, developing lower cost suppliers and automating various elements of stack production. In overview, Nuvera’s objective is to reduce its loss significantly in the fourth quarter of 2019 and to reach break-even in 2020, with a move toward target profitability over the following three years.
In summary, Hyster-Yale believes it is approaching an inflection point in its business. While the second quarter of 2019 is expected to reflect continued investment in these programs, similar to the first quarter, the second half of the year is expected to be significantly improved in comparison to the second half of 2018. Efforts to abate the most critical supplier issues are succeeding and improvement has been made in many areas since the end of 2018, but there are still some issues that are not expected to be resolved until mid-year. Also, plans established in 2018 to find offsets to the tariff-driven, unprecedented material cost inflation witnessed last year will mature during 2019.
On April 18, 2019, the U.S. Trade Representative posted a notice announcing its determination to grant additional exclusion requests for certain duties on Chinese goods. The exclusions will apply retroactively to the July 6, 2018 effective date and will extend for one year after the notice of exclusions, or April 2020. Certain components of fork lift trucks, including counterweights and forks were listed in the notice as exclusions for the duties, while other components that the Company and its suppliers import from China are still subjected to certain tariffs. The Company is currently in the process of determining duties recoverable from the government and suppliers.

The current lift truck backlog contains certain deal-specific pricing agreements at less than target margins to gain targeted accounts and for which margin improvement efforts will take some time to mature. These agreements are expected to reduce profitability in the second quarter and to a lesser degree in the third quarter of this year. Margins are expected to recover fully from the 2018 material cost inflation and the heavily discounted deals by late third quarter and fourth quarters of 2019. Margins will also be enhanced over the remainder of 2019 by the exemption of tariffs on certain Chinese components.
In 2020 and 2021, a considerable portion of the new projects outlined above will have reached completion for all three companies and the Company believes the full impact of these programs can lead to profitability improvements for a number of years to come. Finally, the remainder of the programs are expected to come to maturity in 2022 and 2023, with a few, particularly those involving dealer structure and excellence, being more in the nature of continuous improvement projects rather than projects which reach maturity at a given time. Of course, the absolute level of profitability will reflect actual market demand levels, which showed substantial softening, particularly in the Americas, in the first quarter of 2019. While markets are still at historically high levels, whether this market decline is the beginning of a downturn or a reduction from abnormal prior year first-quarter market growth resulting from customers placing orders early in anticipation of increasing prices from material cost inflation and new tariffs is uncertain. As a result, in 2019, the Company is currently forecasting strong but moderating forklift market levels and a resolution to Brexit in a way that does not significantly harm Hyster-Yale’s business prospects.
The Company believes that investors who are focused on mid-term business improvement in market position and profitability will find that Hyster-Yale’s focus is consistent with those investment objectives.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, May 1, 2019 at 11:00 a.m. Eastern Time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 9773727, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 8, 2019. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) delays in delivery or increases in costs, including transportation costs or the imposition of tariffs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (3) delays in manufacturing and delivery schedules, (4) the successful commercialization of Nuvera's technology, (5) customer acceptance of pricing, (6) the political and economic uncertainties in the countries where the Company does business, (7) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (8) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) bankruptcy of or loss of major dealers, retail customers or suppliers, (10) customer acceptance of, changes in the costs of, or delays in the development of new products, (11) introduction of new products by, or more favorable product pricing offered by, competitors, (12) product liability or other litigation, warranty claims or returns of products, (13) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, (16) Hyster-Yale may not be able to successfully integrate Maximal’s operations and employees, and (17) delays in or increased costs of moving the attachment manufacturing from Homewood, Illinois, to Sulligent, Alabama.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names.  Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal).  For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2019	2018
	(In millions, except per share data)

Revenues	$834.8	$788.5
Cost of sales	708.6	656.4
Gross Profit	126.2	132.1
Selling, general and administrative expenses	122.8	112.9
Operating Profit	3.4	19.2
Other (income) expense
Interest expense	4.5	4.0
Income from unconsolidated affiliates	(2.7)	(2.8)
Other, net	(3.1)	(1.8)
Income before Income Taxes	4.7	19.8
Income tax provision	1.5	4.9
Net loss attributable to noncontrolling interest	0.2	—
Net Income Attributable to Stockholders	$3.4	$14.9

Basic earnings per share	$0.20	$0.90

Diluted earnings per share	$0.20	$0.90

Basic weighted average shares outstanding	16.607	16.506
Diluted weighted average shares outstanding	16.679	16.568

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2018	9/30/2018	12/31/2018	3/31/2019	LTM 3/31/2019
	(In millions)
Net Income (loss) Attributable to Stockholders	$5.6	$15.4	$(1.2)	$3.4	$23.2
Noncontrolling interest income (loss)	0.1	(0.5)	—	(0.2)	(0.6)
Income tax provision (benefit)	3.8	(4.7)	(1.7)	1.5	(1.1)
Interest expense	4.0	3.6	4.4	4.5	16.5
Interest income	(1.0)	(0.4)	(0.2)	(0.4)	(2.0)
Depreciation and amortization expense	9.4	11.6	11.6	11.2	43.8
EBITDA*	$21.9	$25.0	$12.9	$20.0	$79.8

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2019	2018
	(In millions)
Revenues
Americas	$534.5	$495.9
EMEA	190.1	197.9
JAPIC	63.4	49.5
Hyster-Yale Group	$788.0	$743.3
Bolzoni	91.8	89.5
Nuvera	4.5	0.6
Eliminations	(49.5)	(44.9)
Total	$834.8	$788.5

Gross profit (loss)
Americas	$81.4	$85.8
EMEA	25.1	25.8
JAPIC	6.1	4.5
Hyster-Yale Group	$112.6	$116.1
Bolzoni	15.6	17.0
Nuvera	(1.8)	(0.9)
Eliminations	(0.2)	(0.1)
Total	$126.2	$132.1

Operating profit (loss)
Americas	$15.3	$27.9
EMEA	—	0.9
JAPIC	(4.5)	(2.2)
Hyster-Yale Group	$10.8	$26.6
Bolzoni	1.2	2.7
Nuvera	(8.4)	(10.0)
Eliminations	(0.2)	(0.1)
Total	$3.4	$19.2

Net income (loss) attributable to stockholders
Americas	$12.1	$20.4
EMEA	(0.1)	1.0
JAPIC	(2.4)	(0.7)
Hyster-Yale Group	$9.6	$20.7
Bolzoni	0.3	1.9
Nuvera	(6.1)	(7.3)
Eliminations	(0.4)	(0.4)
Total	$3.4	$14.9

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2019	2018
	(In millions)
Net cash provided by (used for) operating activities	$(22.4)	$28.5
Net cash used for investing activities	(8.0)	(7.0)
Cash Flow Before Financing Activities	$(30.4)	$21.5

	March 31, 2019	December 31, 2018
Debt	$309.4	$301.5
Cash	55.7	83.7
Net Debt	$253.7	$217.8